                                                                   EXHIBIT 10.38

                                                                  EXECUTION COPY
                                                                  --------------

     This RECEIVABLES PURCHASE AGREEMENT, dated as of April 19, 2000, is entered into by and between Aurora Foods Inc., a Delaware corporation (the "Seller"), and The Chase Manhattan Bank, a New York banking corporation (the "Purchaser").

     WHEREAS, Seller desires to sell, transfer, assign and convey Pools (as defined in Exhibit A) of certain Eligible Receivables (as defined in Exhibit A) from time to time to Purchaser on the terms and conditions set forth herein;

     WHEREAS, Purchaser has agreed to buy such Pools of Eligible Receivables from Seller on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01.  Certain Defined Terms. The terms defined in Exhibit A are
                    ---------------------
used in this Agreement as so defined.

     SECTION 1.02.  Terms Generally. The definitions of terms herein shall
                    ---------------
apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, subsections, Exhibits and Schedules shall be construed to refer to Articles and subsections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.03.  Accounting Terms; GAAP. Except as otherwise expressly
                    ----------------------
provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

                                  ARTICLE II

                       PURCHASE AND SALE OF RECEIVABLES

     Section 2.01.  Purchase and Sale of Receivables. On the terms and subject
                    --------------------------------
to the conditions of this Agreement and without recourse (except to the extent specifically provided herein), Seller may sell, transfer, assign and convey (but shall have no obligation to sell, transfer, assign and convey) to Purchaser, and Purchaser shall purchase from Seller from time to time on a Funding Date prior to the Termination Date, Eligible Receivables; provided, however, that (i) the Initial Installment of the Purchase Price of each Pool to be sold and purchased shall be at least $1,000,000, and (ii) after giving effect to such sale and purchase on any such Funding Date, Net Investment shall not exceed the Facility Limit. Eligible Receivables to be sold hereunder on a Funding Date shall be identified on a Schedule of Eligible Receivables (substantially in the form of Exhibit C) and attached to a Bill of Sale (substantially in the form of Exhibit
B).

     (a) Sale of Pools of Eligible Receivables. On each Funding Date, Seller shall sell, transfer, assign and otherwise convey to Purchaser, without recourse to Seller (except as specifically provided herein) (i) all right, title and interest of Seller in and to the Pool of Eligible Receivables identified on the Schedule of Eligible Receivables attached to the applicable Bill of Sale, and all moneys due or to become due with respect thereto; and (ii) the Related Security of such Eligible Receivables ((i) and (ii) collectively, the "Conveyed Property").

     (b) Purchaser Does Not Assume Obligations. The foregoing sales, transfers, assignments, and conveyances do not constitute and are not intended to result in a creation or an assumption by Purchaser of any obligation of Seller in connection with the Purchased Receivables or any agreement or instrument relating thereto, including, without limitation, any obligation to any Obligors.

     (c) Purchase of Pools. In consideration of the sale of the Purchased Receivables and other Conveyed Property sold by Seller to Purchaser on the Closing Date and on each Funding Date, as the case may be, Purchaser shall pay to Seller the Purchase Price of each Pool of Purchased Receivables in the manner set forth below. The Purchaser shall pay the Initial Installment of the Purchase Price for each Pool on the Funding Date for such Pool. The Balance Payment portion of the Purchase Price for a Pool shall be payable as follows: (i) if on any date prior to Completion of such Pool, the aggregate amount of Collections with respect to such Pool of Purchased Receivables received and actually paid to Purchaser is equal to or greater than the sum of the Initial Installment of the Purchase Price plus the Discount Fee with respect to such Pool of Purchased Receivables (each such Pool, a "Zero Net Investment Pool"), (A) within two (2) Business Days of such date, Purchaser shall pay to Seller in cash the portion of the Balance Payment, if any, with respect to such Pool which has been collected as of such date and (B) thereafter, Purchaser shall pay to Seller (without duplication) in cash on each Business Day the portion of the Balance Payment, if any, with respect to such Pool which was collected on such Business Day and is available to Purchaser (if not already paid pursuant to preceding clause (A)), and (ii) without duplication, within two (2) Business Days of Completion, Purchaser shall pay to Seller in cash the balance of the Balance Payment due after giving effect to all previous payments in respect of the Balance Payment for such Pool under clause (i) above; provided that,
                                      --------
notwithstanding anything to the contrary contained above, no portion of the Balance Payment owing in respect of any Pool shall be payable until all prior Pools have reached Completion or have become Zero Net Investment Pools; and provided, further, that if Seller is not in compliance with Section 5.01(l)(i),
--------  -------
any Balance Payment that would otherwise be payable to Seller shall be applied first to the Administrative Fee Account as provided for in Section 5.01(1)(ii). If the aggregate Dilution Shortfall for a Pool exceeds the aggregate Balance Difference for such Pool then the Purchaser may offset against such amount any Balance Payment in respect of any other Pool that is or may become due to the Seller hereunder.

     (d) Determination of the Initial Installment of the Purchase Price. (i) The Initial Installment of the Purchase Price of each Receivable in a Pool will be determined as follows: The Purchaser shall purchase Receivables for the Purchase Advance Percentage of the Aggregate Amount thereof (such amount, the "Reserve Adjusted Amount" of such Receivable). The "Initial Installment of the Purchase Price" for a Receivable will be an amount equal to (x) the Reserve Adjusted Amount of such Receivable minus (y) a discount fee (the "Discount Fee") equal to the Target Yield Percentage of such Reserve Adjusted Amount. The "Target Yield Percentage" is the percentage of the Reserve Adjusted Amount of a Receivable that, when subtracted from such amount, will cause the effective per annum yield on the Initial Installment of the Purchase Price of such Receivable, when collected by the Purchaser, to equal the Target Yield per annum, assuming such Receivable is collected in accordance with the Collection Cycle Assumption then in effect for such Receivable. Initially the Target Yield will be calculated on the assumption that the weighted average number of days from the Funding Date to the date on which the Collections in respect of the Receivables in a particular Pool equal the sum of the Initial Installment of the Purchase Price and the Discount Fee applicable thereto will be collected is 18 days (such assumption, the "Collection Cycle Assumption"). The Purchaser will have the right to adjust the Collection Cycle Assumption for Pools sold on a day other than a Tuesday. In addition the Purchaser shall adjust the Collection Cycle Assumption for subsequent Pools to reflect the actual collection experience for previously sold Pools and the Seller's historical collection experience, such adjustments to be made based upon Pools most recently Completed, or if not then Completed, that did not Complete within the Collection Cycle Assumption applicable thereto. The "Target Yield" for each Pool is a rate per annum equal to the ABR determined on the relevant Funding Date plus 2.50%, calculated on the basis of a year of 365 days and actual days elapsed. The Seller and the Purchaser acknowledge that all of the Purchase Price adjustments are prospective in nature and will not affect the Purchase Price of Pools sold prior to any such adjustment. The Initial Installment of the Purchase Price and the Discount Fee in respect of each Pool shall be allocated to each Purchased Receivable in such Pool ratably based on the Reserve Adjusted Amount of such Receivable.

     (e) Accounting Records. In connection with the sale and assignment of Purchased Receivables hereunder, Seller agrees, at its own expense, on each Funding Date, to indicate or cause to be indicated clearly and unambiguously in its accounting records that such Purchased Receivables and the other Conveyed Property described in Section 2.01 have been sold to Purchaser pursuant to this Agreement as of the applicable Funding Date.

     (f) True Sale. It is the express intent of Seller and Purchaser that the assignment and conveyance of the Purchased Receivables and other Conveyed Property by Seller to Purchaser pursuant to this Agreement be construed as an absolute sale of such Purchased Receivables and Conveyed Property by Seller to Purchaser.

     (g) Taxation. Both Seller and Purchaser agree that neither of them will take or assert any position on any filings made with any federal or state taxing authorities which is inconsistent with the characterization of the assignment and conveyance of the Purchased Receivables and other Conveyed Property as a sale, provided that Purchaser shall not be requested to contest any adverse determination by any such taxing authorities unless it has received an indemnity reasonably satisfactory to it.

     (h) Additional Rights as Purchaser. As further confirmation of the sale of the Receivables, it is understood and agreed that the Purchaser shall have the following rights:

               (i) the Purchaser shall have the right at any time to notify, or require that Seller at its own expense notify, the respective Obligors of the Purchaser's ownership of the Purchased Receivables or to otherwise verify the Purchased Receivables directly with the relevant Obligors and may direct that payment of all amounts due or to become due under the Purchased Receivables be made directly to the Purchaser or its designee;

               (ii) the Purchaser shall have the right to (A) sue for collection on any Purchased Receivables or (B) sell any Purchased Receivables to any Person for a price that is acceptable to the Purchaser;

               (iii) Seller shall, upon the Purchaser's written request and at Seller's expense, (A) assemble all of Seller's documents, instruments and other records (including credit files and computer tapes or disks) that (1) evidence or will evidence or record Receivables sold by Seller and (2) are otherwise necessary or desirable to effect Collections of such Purchased Receivables (collectively, the "Documents") and (B) deliver the Documents to the Purchaser or its designee at a place designated by the Purchaser. In recognition of Seller's need to have access to any Documents which may be transferred to the Purchaser hereunder, whether as a result of its continuing business relationship with any Obligor for Receivables purchased hereunder, the Purchaser hereby grants to Seller an irrevocable license to access the Documents transferred by Seller to the Purchaser and to access any such transferred computer software in connection with any activity arising in the ordinary course of Seller's business; provided, that Seller
                                                          --------
     shall not disrupt or otherwise interfere with the Purchaser's use of and access to the Documents and its computer software during such license period; and

               (iv) Seller hereby grants to the Purchaser an irrevocable power of attorney (coupled with an interest) to take any and all steps in Seller's name necessary or desirable, in the reasonable opinion of the Purchaser, to collect all amounts due under the Purchased Receivables, including, without limitation, enforcing the Purchased Receivables and exercising all rights and remedies in respect thereof and endorsing Seller's name on checks and other instruments representing Collections.

     (i) No Repurchase. Except to the extent expressly set forth herein, Seller shall not have any right or obligation under this Agreement, by implication or otherwise, to repurchase from Purchaser any Purchased Receivables or to rescind or otherwise retroactively effect any purchase of any Purchased Receivables after the Funding Date relating thereto.

     (j) Application of Collections. Purchaser and Seller agree that payments received from an Obligor will be applied as follows (notwithstanding any agreement with such Obligor):

             (A) if such Obligor specifies a particular invoice to which a particular amount is to be paid or deducted, then such payment or deduction will be applied to such invoice;

             (B) if such Obligor specifies multiple invoices to which payment or deductions are to be made, but fails to specify the particular amount to be paid or deducted from each particular invoice, then the payment or deductions shall be made on a pro rata basis against all such specified invoices; and

             (C) if such Obligor fails to specify an invoice to which payment or deductions are to be made, then such payment or deductions will be applied against the oldest invoice of such Obligor first;

in each case without regard to whether the Receivable evidenced by such invoice is a Purchased Receivable.

                                  ARTICLE III

                CONDITIONS OF PURCHASE AND SALE OF RECEIVABLES

      SECTION 3.01. Conditions Precedent to the Initial Purchase and Sale of
                    --------------------------------------------------------
Receivables. The purchase and sale of the first Pool of Eligible Receivables
-----------
hereunder is subject to the condition precedent that Purchaser shall have received, or waived the receipt of, on or before the Closing Date the following, each (unless otherwise indicated) in form and substance reasonably acceptable to
Purchaser:

             (a) Certified copies of Seller's Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which Seller is qualified as a foreign corporation to do business, each dated a recent date prior to the Closing Date;

             (b) Copies of Seller's Bylaws certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

             (c) Resolutions of Seller's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          (d) Signature and incumbency certificates of Seller's officers executing this Agreement and the other Transaction Documents to which it is a party (on which certificate Purchaser may conclusively rely until such time as it shall receive from Seller a revised certificate meeting the requirements of this subsection (d));

          (e)  Executed originals of this Agreement;

          (f)  Such other documents as Purchaser may reasonably request;

          (g) Evidence reasonably satisfactory to Purchaser of the filing of Financing Statements (Form UCC-1) naming Seller as debtor and Purchaser as secured party and covering the Purchased Receivables and Related Security, in form and substance satisfactory to the Purchaser, or other similar instruments or documents as may be necessary or appropriate under the UCC of all appropriate jurisdictions or any comparable law to transfer Seller's interests in all Purchased Receivables and Related Security to the Purchaser;

          (h)  Certified copies of Requests for Information or Copies (Form UCC-
     11) (or a similar search report certified by a party acceptable to Purchaser), dated a date reasonably close to the Closing Date, listing all effective financing statements which name Seller (under its present name and any previous names) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (g) above, together with copies of such financing statements (none of which shall cover any Eligible Receivables or Contracts other than those subject to the release referred to below);

          (i) A release, in form and substance satisfactory to the Purchaser, of the security interests of the lenders under the Seller's bank credit facility in Purchased Receivables and Related Security;

          (j) Opinions of (1) Ropes & Gray, counsel to Seller, in form and substance satisfactory to Purchaser and (2) White & Case, special New York counsel to Seller, in form and substance satisfactory to Purchaser;

          (k) Evidence of payment to Purchaser of all transaction fees payable by Seller on or prior to the Closing Date as set forth in the Fee Letter;

          (l) Payment of all reasonable legal fees and other fees and out-of-pocket expenses as to which Purchaser has presented bills or invoices on or prior to the Closing Date;

          (m)  Schedule of Approved Obligors;

          (n) An executed participation agreement, entered into by the Subordinated Participants, in form and substance satisfactory to the Purchaser, pursuant to which such

     Subordinated Participants agree to purchase a subordinated participation in the Pools in an amount equal to $9,000,000 on a Net Investment basis (the "Participation Agreement");

          (o) An executed Receivables Management Services agreement, entered into by the Administrator and Purchaser, in form and substance satisfactory to the Purchaser, pursuant to which Administrator shall have agreed to perform certain administrative functions for the Purchaser hereunder (the "Administration Agreement"); and

          (p) Evidence of the establishment of the Administrative Fee Account and the availability of funds deposited in such account to be applied towards the Administrative Fee pursuant to Section 5.01(l).

     SECTION 3.02. Conditions Precedent to each Purchase and Sale of Eligible
                   ----------------------------------------------------------
Receivables. Each purchase and sale of Eligible Receivables hereunder shall be
-----------
subject to the conditions precedent that:

          (a) At least one (1) Business Day prior to a Funding Date, Seller shall deliver to Purchaser, with a copy to the Administrator, a written statement in the form of Exhibit D (the "Funding Certificate") designating such Funding Date, setting forth Eligible Receivables to be sold on such Funding Date (indicating the name of each Approved Obligor, the Related Security, if any, to each Eligible Receivable and listing separately the Aggregate Amount of each such Eligible Receivable and of the Pool).

          (b) On each Funding Date the following statements shall be true after giving effect to the purchase and sale of each Pool on such Funding Date (and Seller by accepting the Initial Installment of the Purchase Price for each such Pool shall be deemed to have certified that):

                    (i)   The representations and warranties contained in
          Section 4.01 are correct on and as of such Funding Date as though specifically made on and as of such Funding Date;

                    (ii) No event has occurred and is continuing, or would result from such purchase and sale of the Pool, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both;

                    (iii) After giving effect to the proposed purchase and sale the Net Investment does not exceed the Facility Limit.

          (c) A Bill of Sale covering the Eligible Receivables as set forth in the Schedule of Eligible Receivables to be sold and purchased on that Funding Date shall be duly executed by Seller and delivered to Purchaser.

          (d) Seller shall have delivered to Purchaser or its designee an invoice register in connection with the particular Pool of Eligible Receivables to be sold and purchased, in the form of a diskette or magnetic tape, or in such other form and substance reasonably acceptable to Purchaser, showing each Approved Obligor's name, the invoice date, invoice number and net invoice amount of each Eligible Receivable to be sold and purchased and any other information concerning each such account as Purchaser may reasonably require.

          (e) The Collections on the Eligible Receivables in the Pool to be sold and purchased shall be payable through a system of post office lock-boxes and blocked accounts satisfactory to Purchaser.

          (f) In the case of any Receivables to be sold hereunder which are Government Receivables, Seller shall have taken all steps necessary to comply with the Assignment of Claims Act of 1940, as amended, and all other applicable law prior to such sale.

          (g) The Subordinated Participants shall be in compliance with their obligations under the Participation Agreement.

          (h)  The Administration Agreement shall be in full force and effect.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

     SECTION 4.01.  Representations and Warranties of Seller. Seller represents
                    ----------------------------------------
and warrants as follows:

          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business, and is in good standing, in every jurisdiction where the failure to be so qualified would materially adversely affect (i) the collectibility of any Purchased Receivable or (ii) the ability of Seller to perform its obligations hereunder.

          (b) The execution, delivery and performance by Seller of this Agreement, each Bill of Sale and all other instruments and documents to be delivered hereunder, and the transactions contemplated hereby and thereby, are within Seller's corporate powers, have been duly authorized by all necessary corporate action, do not contravene Seller's charter, bylaws or any contractual restriction binding on or affecting Seller, do not contravene or require compliance with (except to the extent Seller has complied therewith) any applicable law and do not result in or require the creation of any Lien (excluding any Lien created hereunder) upon or with respect to any of its properties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Seller of this Agreement, any Bill of Sale or any other document or instrument to be delivered hereunder except for the filing of the UCC Financing Statements referred to in Article III and any approvals, authorizations and filings related to

     Government Receivables referred to in Section 3.02, all of which, either at the Closing Date or at any Funding Date, as the case may require, shall have been duly made and shall be in full force and effect.

          (d) This Agreement constitutes, and each Bill of Sale when delivered hereunder shall constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms, subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

          (e) Seller is not engaged in, or a party to or, to its knowledge threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency, which in any manner may materially adversely affect the performance of its obligations under this Agreement, and Seller does not know of any basis for any such legal action, suit, investigation or proceeding. There are no outstanding or, to Seller's knowledge, threatened or contemplated governmental orders, directives or actions, rulings, decrees, judgments or stipulations which in any manner may materially adversely affect the performance of Seller's obligations under this Agreement.

          (f) Each Scheduled Receivable and each Purchased Receivable shall be an Eligible Receivable and no effective financing statement or other instrument similar in effect covering any Scheduled Receivable or Purchased Receivable shall at any time be on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or such as shall be covered by the release referred to in Section 3.01(i).

          (g) All Related Security is free and clear of any Adverse Claim except as created hereby and no effective financing statement or other instrument similar in effect covering any Related Security shall at any time be on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or such as shall be covered by the release referred to in Section 3.01(i).

          (h) No Weekly Settlement Report (if prepared by Seller or to the extent that information contained therein is supplied by Seller), information, exhibit, financial statement, document, book, record or report or other materials furnished or to be furnished by Seller to Purchaser in connection with this Agreement is or shall be inaccurate in any material respect as of the date it is or shall be dated or as of the date so furnished, or contains or shall contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (i) The chief executive offices of Seller are located at the address of Seller referred to in Section 11.02 and the principal place of business and the offices where Seller keeps all its books, records and documents evidencing Eligible Receivables, the related Contracts and Related Security, if any, are located at the addresses specified in

     Exhibit E (or at such other locations, notified to Purchaser in accordance with Section 5.01(f)).

          (j) No change has or shall have occurred in Seller's property, assets, business or financial condition or capital, organization or legal structure since April 14, 2000 which would have a Material Adverse Effect.

          (k) All Receivables sold hereunder to Purchaser have been and will be transferred to Purchaser in good faith and for fair consideration or reasonably equivalent value and without intent to hinder, delay or defraud creditors of Seller.

          (l) Seller is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

          (m) No transaction contemplated hereby with respect to Seller requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

          (n) The Purchase Price of the Purchased Receivables is equivalent to the fair market value of such Purchased Receivables.

                                   ARTICLE V

                          GENERAL COVENANTS OF SELLER

     SECTION 5.01.  Affirmative Covenants of Seller. So long as Purchaser shall
                    -------------------------------
have any interest in any Purchased Receivables or until the Termination Date, whichever is later, Seller shall, unless Purchaser shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations, orders and provisions with respect to it, its business and properties and all Purchased Receivables, related Contracts and Related Security except to the extent such noncompliance would not have a Material Adverse Effect.

          (b) Preservation of Corporate Existence. Preserve and maintain Seller's corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify to transact business and remain so qualified and in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect on (i) the interests of Purchaser, (ii) the collectibility of any Purchased Receivable or (iii) the ability of Seller to perform its obligations hereunder.

          (c)  Audits.  As often as is commercially reasonable, following three
     (3) Business Days' prior written notice to Seller, during regular business hours, permit Purchaser, or its agents or representatives, (i) to examine and make abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Seller relating to the Purchased Receivables, including, without limitation, the related Contracts, and to make copies of any of the foregoing with respect to Purchased Receivables and (ii) to visit the principal place of business of Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Purchased Receivables and Conveyed Property or Seller's performance hereunder with any of the officers or employees of Seller having knowledge of such matters.

          (d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Seller's Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.

          (e) Performance and Compliance with Receivables and Contracts. At Seller's expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by Seller under the Contracts related to Purchased Receivables.

          (f) Location of Records. Keep its principal place of business and chief executive offices, and the offices where it keeps its records concerning its Receivables and all Contracts and Related Security related thereto (and all original documents relating thereto), at the address(es) of Seller referred to in Section 4.01(i) or, upon 30 days' prior written notice to Purchaser, at such other locations in a jurisdiction where all action required by Section 5.01(j) shall have been taken and completed.

          (g) Credit and Collection Policies. Comply in all material respects with its Credit and Collection Policy in regard to each Purchased Receivable, Related Security and related Contracts.

          (h) Collections. Instruct all Approved Obligors to cause all Collections with respect to Purchased Receivables to be deposited directly with the appropriate Lock-Box Provider(s) (in substantially the form attached hereto as Exhibit F). If any Approved Obligor causes any Collections with respect to Purchased Receivables to be deposited with Seller, rather than the appropriate Lock-Box Provider(s), Seller shall promptly cause such Collections to be re-deposited with the appropriate Lock-Box Provider(s).

          (i) Repurchase of Nonperforming Receivables. Seller hereby covenants and agrees to repurchase from Purchaser each Nonperforming Receivable within three Business Days of its becoming a Nonperforming Receivable (the "Repurchase Date"), but in any event before the Completion of the applicable Pool at the "Repurchase Amount". The Repurchase Amount as to any Nonperforming Receivable shall be equal to the sum of the portion of the Initial Installment of the Purchase Price allocable to such Nonperforming Receivable and the portion of the Discount Fee allocable to such Nonperforming Receivable. Subject to Section 11.08, all payments referred to in this Section 5.01(i) shall be made in cash. Purchaser agrees that, after payment by Seller to Purchaser of the

     Repurchase Amount for such Nonperforming Receivable, Purchaser will return to Seller any documents relating to such Nonperforming Receivable and, upon request by Seller, take any steps reasonably necessary to effect the transfer of such Nonperforming Receivable to Seller.

          (j) Further Action. Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that Purchaser may reasonably request in order to perfect, protect or more fully evidence the Purchased Receivables held by Purchaser hereunder, or to enable Purchaser to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, Seller will, upon the request of Purchaser: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, (ii) mark conspicuously each Contract with a legend, acceptable to Purchaser, evidencing the interests of Purchaser in each of the Purchased Receivables and (iii) mark its master data processing records evidencing such Purchased Receivables and related Contracts with such legend. The Seller hereby authorizes Purchaser, if Seller fails to do so pursuant to clause (i) of the preceding sentence, to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Purchased Receivables and the Related Security now existing or hereafter arising without the signature of the Seller where permitted by law. If Seller fails to perform any of its agreements or obligations under this Agreement, Purchaser may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Purchaser incurred in connection therewith shall be payable by Seller.

          (k) Taxes. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however,that such payment
                                          --------  -------
     and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and Seller shall set aside on its books adequate reserves as required by GAAP with respect thereto and (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          (l) Administrative Fee Account. (i) Seller agrees that it shall establish an account (the "Administrative Fee Account") with a bank or other financial institution satisfactory to Purchaser, for the benefit of Purchaser and solely for the purpose of paying the "Administrative Fee". The Administrative Fee means, on any date of determination, the amount that would be payable by Purchaser to the Administrator if the Administration Agreement were to be terminated on such date, assuming that Completion of Pools outstanding on the date of termination will take place ninety days following such termination date. Seller shall, at all times, maintain on deposit in the Administrative Fee Account an amount equal to the greater of
     (A) the Administrative Fee and (B) $70,000.

     Seller agrees that Purchaser shall have exclusive control and the sole right to issue withdrawal instructions over the Administrative Fee Account. Except for Purchaser, no other Person shall have any legal or beneficial interest in the Administrative Fee Account; (ii) If Seller fails to comply with clause (i) hereto, Seller hereby authorizes Purchaser to transfer any Balance Payment otherwise payable to the Seller into the Administrative Fee Account, in an amount equal to any outstanding Administrative Fee.

          (m) Assistance to Administrator. Seller agrees that, at the request of Purchaser, Seller will assist in servicing the Receivables and will furnish to the Administrator any information reasonably required by the Administrator to assist the Administrator in performing its duties under the Administration Agreement.

     SECTION 5.02.  Reporting Requirements of Seller. So long as Purchaser shall
                    --------------------------------
any interest in any Purchased Receivables or until the Termination Date, whichever is later, Seller shall, unless Purchaser consents in writing, furnish to Purchaser and to each Subordinated Participant:

          (a) promptly after the filing thereof, copies of all filings by Seller or any Subsidiary of Seller of any notice of a "Reportable Event" as defined in subsections (b)(4), (b)(5) and (b)(6) of Section 4043 of ERISA, but excluding any such filings which relate to a Reportable Event reasonably expected to not have a material adverse effect on the financial condition and operations of Seller and the consolidated Subsidiaries of Seller and promptly after receipt thereof, copies of any written communication from the Pension Benefit Guaranty Corporation or any other agency of the federal government with respect to any filing described above;

          (b) as soon as possible and in any event within five (5) Business Days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, the statement of the chief financial officer of Seller setting forth details of such Event of Termination or event and the remedial action which Seller proposes to take with respect thereto;

          (c) (i) except as otherwise provided below, as soon as available and in any event within 30 days after each fiscal month-end (other than March, June, September and December), the consolidated and consolidating statements of income (through the "Earnings Before Tax" line) of Seller and its Subsidiaries and balance sheet, cash flow statements and a cash flow forecast of at least four weeks' duration of the Seller and its Subsidiaries for such fiscal month and for the period from the beginning of the then current fiscal year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the monthly consolidated and consolidating plan and financial forecast for such fiscal year prepared by the Seller, all in reasonable detail and certified by the chief financial officer of Seller as being fairly stated in all material respects, subject to changes resulting from audit and normal year-end adjustments; provided, that with respect to
                                            --------
     statements delivered pursuant to this section for the Seller's fiscal year ending December 31, 2000, such statements shall set forth in each case in comparative form solely the corresponding figures from the monthly consolidated and consolidating plan and financial forecast for such fiscal year, all in reasonable detail and certified by the chief financial officer of Company as being fairly stated in all material respects, subject to changes resulting from audit and normal year-end adjustments; and, provided, further, that with respect to the delivery of
                       --------  -------
     consolidated financial statements of the Seller and its Subsidiaries for the fiscal months ended (A) January 31, 2000 and February 29, 2000, such statements shall be delivered by May 15, 2000 and (B) April 30, 2000, such statements shall be delivered by May 31, 2000;

          (ii) except as otherwise provided below, as soon as available and in any event within 45 days after the end of each fiscal quarter (other than any fiscal quarter ending December 31), the consolidated and consolidating balance sheets of Seller and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Seller and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the monthly consolidated and consolidating plan and financial forecast for such fiscal year prepared by the Seller, all in reasonable detail and certified by the chief financial officer of Seller that they fairly present, in all material respects, the financial condition of Seller and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided,
                                                                   --------
     that with respect to the delivery of consolidated financial statements of the Seller and its Subsidiaries for the fiscal quarter ended March 31, 2000, such statements shall be delivered by May 31, 2000;

          (iii) except as otherwise provided below, as soon as available and in any event within 90 days after the end of each fiscal year, (a) the consolidated and consolidating balance sheets of Seller and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Seller and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the monthly consolidated and consolidating plan and financial forecast for such fiscal year prepared by the Seller, all in reasonable detail and certified by the chief financial officer of Seller that they fairly present, in all material respects, the financial condition of Seller and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and (b) in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing selected by Seller and reasonably satisfactory to Purchaser, which report shall be unqualified as to scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Seller and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, that with respect to the delivery of consolidated
                --------
     financial
     statements of the Seller and its Subsidiaries for the fiscal year ended December 31, 1999, such statements shall be delivered by April 17, 2000;

          (iv) together with each delivery of financial statements of Seller and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, a certificate of the chief financial officer of Seller stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of Seller and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Seller has taken, is taking and proposes to take with respect thereto;

          (d) immediate written notice of the occurrence of (i) any breach of Seller's representations and warranties, including but not limited to any assertion by any Approved Obligor of any dispute (bona fide or otherwise) or other defense to payment of Purchased Receivables contained in Pools which have not reached Completion and (ii) Seller's intention to permit (after the applicable Funding Date) any new or additional credit, discount, allowance or offset to any Obligor such that when aggregated with all other credits, discounts, allowances or offsets previously permitted with respect to other Purchased Receivables in the same Pool, and with any Approved Obligor's return of, or desire to return any merchandise purchased from Seller in connection with any Purchased Receivable(s) exceeds 15% of the Aggregate Amount of all Purchased Receivables in such Pool which have not previously become Nonperforming Receivables. If any of the foregoing results in a Purchased Receivable becoming a Nonperforming Receivable such notice shall indicate the manner in which the Repurchase Amount shall be paid and the date of repurchase (which shall not be later than the Completion of the applicable Pool);

          (e)  [reserved];

          (f) promptly, from time to time, such other information, documents, records or reports respecting any Eligible Receivable(s), Approved Obligor(s), Contract(s), Adverse Claim(s), current Credit and Collection Policy, Related Security or the financial condition or operations of Seller as Purchaser may from time to time reasonably request.

     SECTION 5.03.  Negative Covenants of Seller. So long as Purchaser shall
                    ----------------------------
have any interest in any Purchased Receivables or until the Termination Date, whichever is later, Seller shall not, without the prior written consent of
Purchaser:

          (a) Sales, Liens, Etc. Except as otherwise provided herein, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Purchased Receivable, related Contract or Related Security, to the extent of Purchaser's interest in such Related Security, or any Lock-

     Box Provider account to which any Collections of any Purchased Receivable are sent other than (A) liens for taxes, assessments or levies not yet due and payable, (B) materialmen's, workmen's and similar liens imposed by operation of law, or (ii) assign any right to receive income in respect of any of the foregoing except an assignment under the Seller's bank credit facilities of the right to receive the Balance Payment.

          (b) Change in Payment Instructions to Obligors. Without the consent of the Purchaser, add any institution as a Lock-Box Provider (other than an institution named in the definition of the term Lock-Box Provider) with respect to Purchased Receivables or terminate any existing Lock-Box Agreement or Blocked Account Agreement relating to Purchased Receivables or make any change in its instructions to Obligors, Approved Obligors or Lock-Box Providers regarding payments relating to Purchased Receivables.

          (c) Change in Corporate Name. Make any change to Seller's corporate name, identity or corporate structure unless, prior to the effective date of any such name change, Seller delivers to Purchaser such Financing Statements (Forms UCC-1 and UCC-3) duly executed by Seller which Purchaser may request to reflect such name change, together with such other documents and instruments that Purchaser may reasonably request in connection with such name change.

          (d) Accounting Treatment. Prepare any financial statements that shall account for the transactions contemplated hereby, nor will it in any other respect account for the transactions contemplated hereby, in a manner that is inconsistent with Purchaser's ownership interest in the Purchased Receivables.

     SECTION 5.04.  Changes in Fundamental Policies and Procedures. (a) So long
                    ----------------------------------------------
as Purchaser shall have any interest in any Purchased Receivables or until the Termination Date, whichever is later, this Section 5.04 shall govern Seller's right to:

          (i) (A) Extend, amend or otherwise modify the terms of any Purchased Receivable, or (B) amend, modify or waive any term or condition of any Contract related thereto which would impair the collectibility of any Purchased Receivable; and

          (ii) Make any change in (A) any material Credit and Collection Policy (except as required to take into account the duties and activities of the Administrator under the Administration Agreement) or (B) any form of Contract, if any, related to Receivables which change would, in any case, impair the collectibility of any Purchased Receivable.

Any change, amendment, modification or extension described in clauses (i) and
(ii) above is hereinafter referred to as a "Fundamental Change."

     (b) On or before the effective date of each Fundamental Change occurring prior to the Termination Date, Seller shall promptly notify Purchaser in writing of the complete details of such Fundamental Change. Such notice shall include the statement that Purchaser will either have to grant its consent or indicate its disapproval of such Fundamental Change within five (5) Business Days following the receipt of such notice. Purchaser shall not unreasonably withhold its consent to any Fundamental Change. In the event Purchaser does not consent to such Fundamental Change, then and at all times prior to the Termination Date, all Receivables to which such Fundamental Change applies or which are affected thereby shall cease to be Eligible Receivables as of the date of Purchaser's disapproval of such Fundamental Change. In the event Purchaser does not respond within such five (5) Business Day period, Purchaser shall be deemed to have consented to such Fundamental Change.

     (c) At all times on or after the Termination Date, Seller shall make no Fundamental Change which might affect any Purchased Receivable still outstanding without the prior written consent of Purchaser.

                                  ARTICLE VI

                                   OBLIGORS

     SECTION 6.01.  Concentration Limit. On any Funding Date, with respect to
                    -------------------
each Approved Obligor, the ratio of (i) the Aggregate Amount of the outstanding Purchased Receivables of such Approved Obligor under the Receivables Purchase Agreement (taking into account the Eligible Receivables of such Approved Obligor to be included in any Pool to be purchased on such Funding Date) to (ii) the Aggregate Amount of the outstanding Purchased Receivables of all Approved Obligors under the Receivables Purchase Agreement (taking into account the Eligible Receivables of all Approved Obligors to be included in any Pool to be purchased on such Funding Date) shall not exceed the Concentration Limit applicable to such Approved Obligor.

     SECTION 6.02.  Additional Approved Obligors. Seller may request of
                    ----------------------------
Purchaser in writing that additional Obligors of Seller become Approved Obligors. Purchaser shall have the right to accept or decline in good faith any such request. Purchaser shall also have the right at any time upon one (1) Business Day advance written notice to Seller to disapprove of any Approved Obligor whenever Purchaser shall determine in good faith that such Approved Obligor does not meet Purchaser's reasonable eligibility requirements for credit approval. Purchaser's good faith exercises of its acceptance or declination of Obligors of Seller as Approved Obligors and Purchaser's determinations of eligibility requirements for Purchaser's credit approval shall be based on standards no different than Purchaser would otherwise apply in connection with Purchaser's other clients.

                                  ARTICLE VII

                             EVENTS OF TERMINATION

     SECTION 7.01.  Events of Termination. If any of the following events (each
                    ---------------------
an "Event of Termination") shall occur:

          (a) Seller shall fail to make any payment to be made by it hereunder when due; or

          (b) Any representation or warranty made or deemed to be made by Seller (or any of its officers) under or in connection with this Agreement or any certificate or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made (excluding any representation or warranty made in Section 4.01(f) or 4.01(g), so long as Seller is in compliance with its obligations under Section 5.01(i)); or

          (c) (i) Seller shall fail to perform or observe any term, covenant or agreement contained in Section 5.03 or 5.04 on its part to be performed or observed by it; or (ii) Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed by it and any such failure shall remain unremedied for ten (10) Business Days after written notice thereof shall have been given by Purchaser to Seller; or (iii) Seller shall fail to perform or observe any term, covenant or agreement contained in any other Transaction Document on its part to be performed or observed by it and any such failure shall remain unremedied after notice and for any applicable grace period; or

          (d)  (i) Failure of Seller or any of its Subsidiaries to pay when due
     (a) any principal of or interest on any Indebtedness in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or
     (ii) breach or default by Seller or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if in any case under this clause (ii) the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); provided, that
                                                                 --------
     any breach or default existing on the Closing Date under the Credit Agreement which has been waived or under any Indenture pursuant to which no notice of acceleration has been delivered shall not constitute an Event of Termination under this clause (ii) during the period for which such waiver is in effect or prior to any such notice of acceleration, as the case may be; or

          (e) (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Seller or any of its Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Seller or any of its Subsidiaries (other than Immaterial Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Seller or any of its Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Seller or any of its Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Seller or any of its Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

          (f) (i) Seller or any of its Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Seller or any of its Subsidiaries (other than Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) Seller or any of its Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Seller or any of its Subsidiaries (other than Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

          (g) Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Seller or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

          (h) There shall have occurred any event which materially adversely affects the collectibility of any material portion of Purchased Receivables or there shall have occurred any other event which materially adversely affects the ability of Seller to perform hereunder (including, without limitation, the ability of Seller to collect the Purchased Receivables); or

          (i) Any Person other than a Sponsor, including a "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
     1934) which includes such Person, shall, after the Closing Date, purchase or otherwise acquire, directly or indirectly, beneficial ownership of securities of Seller and, as a result of such purchase or acquisition, any Person (together with its associates and Affiliates), shall directly or indirectly beneficially own in the aggregate securities representing more than 35% of the combined voting power of Seller voting securities; or

          (j) The Administration Agreement shall terminate;

then, and in any such event, Purchaser may by notice to Seller declare the Termination Date to have occurred, except that, in the case of any event described in subsection (e) or (f) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon the occurrence of the Termination Date, Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies, if any, provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

                                 ARTICLE VIII

                        PARTICIPATIONS AND ASSIGNMENTS

     Purchaser retains the right at any time and from time to time to sell or assign the Receivables, in whole or in part, or to sell participation interests in any amount in any Pool of Purchased Receivables to one or more participants as Purchaser may deem desirable.

                                  ARTICLE IX

                                INDEMNIFICATION

     In addition to the payment of expenses pursuant to Section 11.07, whether or not the transactions contemplated hereby shall be consummated, Seller agrees to defend, indemnify, pay and hold harmless Purchaser, each Person that acquires a participation interest in the Receivables, and the officers, directors, trustees, partners, employees, agents (including the Administrator), attorneys and affiliates of Purchaser and each such Person (collectively called the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including, without limitation, securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including, without limitation, Purchaser's agreement to purchase Receivables hereunder or the use or intended use of the proceeds of any of such purchase) (collectively called the "Indemnified Liabilities"); provided that Seller shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent, and only to the extent, of any particular liability, obligation, loss, damage, penalty, claim, cost, expense or disbursement that arose from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction; provided, further, that Seller shall have no obligation under this Article IX to Indemnitees with respect to, and Indemnified Liabilities shall in no event include losses arising from a delay in payment, or a default, by an Obligor with respect to any Purchased Receivable. The agreements in this Article IX shall survive the collection of all Purchased Receivables, the termination of this Agreement and the payment of all amounts payable hereunder.

     To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding paragraph may be unenforceable because it is violative of any law or public policy, Seller shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

                                   ARTICLE X

                               TERM; OPTION FEES

     SECTION 10.01. Term. This Agreement shall have a term of 364 days from the
                    ----
date hereof provided that Seller shall have the right to terminate this Agreement at any time upon five Business Days' prior written notice to Purchaser. Termination of the Agreement shall also constitute a reduction of the Facility Limit to zero as of the effective date of such termination.

     SECTION 10.02. Partial Reductions of Facility Limit. Seller may, upon not
                    ------------------------------------
less than five Business Days' prior written notice to Purchaser, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Facility Limit; provided that any such partial reduction
                                        --------
of the Facility Limit shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount. Seller's notice to Purchaser shall designate the effective date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Facility Limit shall be effective on the date specified in such notice.

     SECTION 10.03. Option Fee. Seller agrees to pay to Purchaser an option fee
                    ----------
for the period from and including the date hereof to but excluding the Termination Date equal to 1/2 of 1% per annum on the average of the daily excess of the Facility Limit over the greater of (i) the Net Investment and (ii) $9,000,000, for the period for which such fee is paid. Such Option Fee shall be calculated on the basis of a 365-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month and on the Termination Date, commencing on April 30, 2000.

     SECTION 10.04. Payments Due on Non-Business Days; Past Due Amounts.
                    ---------------------------------------------------
Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Amounts not paid when due in accordance with the terms of this Agreement shall bear interest at a rate equal at all times to the ABR plus 2%, payable on demand.

                                  ARTICLE XI

                                 MISCELLANEOUS

     SECTION 11.01. Amendments and Waivers. No amendment, modification, or
                    ----------------------
termination, or waiver or consent of any provision of this Agreement, shall be effective unless the same shall be in writing and signed by Seller and Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 11.02. Notices. Any notice or other communication required shall be
                    -------
in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given when received by any person at the address specified below.

     Notices shall be addressed as follows:

     If to Seller:              Aurora Foods Inc.
                                1000 St. Louis Union Station, Suite 300
                                St. Louis, MO 63103
                                ATTN: Christopher T. Sortwell,
                                          Chief Financial Officer
                                Telecopy: (314) 632-5633

     with copies to:            Fenway Partners, Inc.
                                152 West 57/th/ Street, 59/th/ Floor
                                New York, NY 10019
                                ATTN: Andrea Geisser
                                Telecopy: (212) 581-1205

                                and

                                McCown De Leeuw & Co.
                                65 East 55/th/ Street, 36/th/ Floor
                                New York, NY 10022
                                ATTN: David De Leeuw
                                Telecopy: (212) 355-6283

     If to Purchaser:           The Chase Manhattan Bank
                                270 Park Avenue
                                New York, NY 10017
                                ATTN: Kathryn A. Duncan
                                Telecopy: (212) 972-0009

     with copies to:            Fenway Partners, Inc.
                                152 West 57/th/ Street, 59/th/ Floor
                                New York, NY 10019

                                ATTN: Andrea Geisser
                                Telecopy: (212) 581-1205

                                and

                                McCown De Leeuw & Co.
                                65 East 55/th/ Street, 36/th/ Floor
                                New York, NY 10022
                                ATTN: David De Leeuw
                                Telecopy: (212) 355-6283

     SECTION 11.03. No Waiver; Remedies. No failure or delay on the part of
                    -------------------
Purchaser to exercise, or any partial exercise of, any power, right, or privilege hereunder or under any other Transaction Document shall impair such power, right, or privilege or be construed to be a waiver of any default or Event of Termination. All rights and remedies existing hereunder or under any other Transaction Document are cumulative to and not exclusive of any rights or remedies otherwise available.

     SECTION 11.04. Binding Effect; Assignability. This Agreement shall be
                    -----------------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Seller shall not assign its rights or obligations hereunder.

     SECTION 11.05. Survival. All agreements, representations and warranties
                    --------
made herein shall survive the execution and delivery of this Agreement and the termination of this Agreement. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Seller set forth in Section 5.04(c) and Article IX shall survive any termination of this Agreement, the Closing Date or any Funding Date, as the case may be.

     SECTION 11.06. Governing Law. This Agreement shall be governed by, and
                    -------------
shall be construed and interpreted in accordance with, the laws of the State of New York.

     SECTION 11.07. Costs, Expenses and Taxes. In addition to the rights of
                    -------------------------
indemnification granted to Purchaser and each Person that acquires a participation interest in the Receivables under Article IX, Seller agrees to pay all reasonable out-of-pocket costs and expenses incurred by Purchaser and the Subordinated Participants in connection with the preparation, execution, delivery and administration (including periodic auditing not to exceed two times in any twelve (12) month period) of this Agreement, the other documents to be delivered in connection herewith and any amendments thereto including, without limitation, the reasonable fees and out-of-pocket expenses of counsel (including fees allocable to in-house counsel) for Purchaser and the Subordinated Participants with respect thereto and with respect to advising Purchaser and the Subordinated Participants as to their respective rights and remedies under this Agreement and any other applicable Transaction Documents, and all reasonable costs and expenses (including such reasonable counsel fees and expenses) incurred in connection with the enforcement of this Agreement and/or the other documents to be delivered in connection herewith.

     SECTION 11.08. Netting of Payments. Payments hereunder may be made on a net
                    -------------------
basis.

     SECTION 11.09. Acknowledgment of Administrator. Seller and Purchaser
                    -------------------------------
acknowledge that as of the date hereof, The CIT Group/Commercial Services, Inc. is the Administrator. For purposes of determining when Purchaser has received Collections, such Collections shall be deemed to be received by Purchaser when the Administrator has credited Purchaser's accounts with immediately available funds.

     SECTION 11.10. Execution in Counterparts. This Agreement may be executed in
                    -------------------------
any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

     SECTION 11.11. Consent to Jurisdiction. SELLER AND PURCHASER HEREBY
                    -----------------------
IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND SELLER AND PURCHASER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION EITHER OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

     SECTION 11.12. Waiver of Jury Trial. SELLER AND PURCHASER HEREBY WAIVE
                    --------------------
THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. SELLER AND PURCHASER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF PURCHASER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. SELLER AND PURCHASER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. SELLER AND PURCHASER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     SECTION 11.13. Severability. The invalidity, illegality, or
                    ------------
unenforceability in any jurisdiction of any provision of this Agreement shall not affect or impair the remaining provisions of this Agreement, or such provision or obligation in any other jurisdiction.

     SECTION 11.13. Headings. Section and subsection headings are included
                    --------
herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                             AURORA FOODS INC.


                                             By:  __________________________
                                                  Name:
                                                  Title:


                                             THE CHASE MANHATTAN BANK


                                             By:  __________________________
                                                  Name:
                                                  Title:

                                Table of Exhibits

Exhibit A      Definitions
Exhibit B      Bill of Sale
Exhibit C      Form of Schedule of Eligible Receivables
Exhibit D      Funding Certificate
Exhibit E      Address List
Exhibit F      Notification Letter

                                                                       EXHIBIT A

     As used in the Receivables Purchase Agreement and the Administration Agreement, unless otherwise specified, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Purchaser as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Purchaser in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Purchaser from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Administration Agreement" has the meaning assigned to such term in
     Section 3.01(o) of the Receivables Purchase Agreement.

          "Administrative Fee" has the meaning assigned to such term in Section 5.01(l) of the Receivables Purchase Agreement.

          "Administrator" means, initially, The CIT Group/Commercial Services, Inc.

          "Adverse Claim" means a lien, security interest or similar charge or encumbrance or any other right or claim of any Person.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "Aggregate Amount" means the aggregate net invoice dollar amount of a Pool of Eligible Receivables or of one or more Eligible Receivables, as the case may be (i.e., as reduced by any credits, discounts, allowances or deductions then entitled and expected to be taken by the Approved Obligor of any such Eligible Receivable) as estimated by Seller on the Funding Date for such Pool and, with respect to the initial Pool to be purchased, satisfactory to Purchaser, which amount is set forth in the Funding Certificate relating to such Pool of Purchased Receivables.

          "Agreement" means the agreement in which the term is used (including all schedules, exhibits, annexes and appendices thereto).

          "Approved Obligor" means each of Seller's customers approved by Purchaser as of the Closing Date and every other customer who is approved by Purchaser thereafter pursuant to Section 6.02 of the Receivables Purchase Agreement.

          "Balance Payment" means with respect to any Pool of Purchased Receivables an amount equal to the excess, if any, of:

          (i) the sum of the Balance Difference for all Receivables in such Pool over

          (ii) the sum of the Dilution Shortfall for all Receivables in such Pool.

          "Balance Difference" means, with respect to each Purchased Receivable, an amount equal to the positive difference, if any, of (x) the amount of Collections actually received in respect of such Receivable over (y) the sum of (A) the portion of the Initial Installment of the Purchase Price for such Pool allocable to such Receivable and (B) the portion of the Discount Fee for such Pool allocable to such Receivable.

          "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

          "Bill of Sale" means a document (substantially in the form of Exhibit B attached to the Receivables Purchase Agreement) evidencing the sale, transfer and assignment of Eligible Receivables and Related Security from Seller to Purchaser.

          "Blocked Account" means each demand deposit account into which the Lock-Box Providers deposit items pursuant to the respective Lock-Box Agreements and as to which Purchaser is authorized to issue a Control Election pursuant to the Blocked Account Agreements, as in effect from time to time.

          "Blocked Account Agreements" means an agreement entered into between Seller and Purchaser with respect to each Blocked Account and acknowledged by each Lock-Box Provider, respectively, as in effect from time to time.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CD Assessment Rate" means for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. (S) 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

          "CD Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System of the United States, or any successor (the "Board"), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in U.S. Dollars having a maturity of 30 days or more.

          "Closing Date" means April 19, 2000.

          "Collection Cycle Assumption" has the meaning assigned to such term in
     Section 2.01(d) of the Receivables Purchase Agreement.

          "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of any Related Security with respect to such Receivable.

          "Completion" means, with respect to a Pool, the earliest of (i) the date all amounts due on the Purchased Receivables in such Pool have been
     (x) collected, (y) deemed uncollectible due to the Obligor's financial inability to pay and/or (z) determined to be Nonperforming Receivables,
     (ii) 90 days after the Funding Date of the Pool and (iii) the date on which Purchaser has received, in respect of such Pool, an amount equal to the Initial Installment of the Purchase Price and the Discount Fee for each Receivable in such Pool, other than any such Receivable deemed uncollectible due to the Obligor's financial inability to pay.

          "Concentration Limit" means 15%.

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person
     (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or
     (iii) under any interest rate agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), comaking, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
     (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "Contract" means any agreement, if any, between Seller and any Obligor pursuant to or under which such Obligor shall be obligated to pay for merchandise or services from time to time.

          "Control Election" has the meaning assigned to that term in the Blocked Account Agreements.

          "Conveyed Property" has the meaning assigned to that term in Section 2.01(a) of the Receivables Purchase Agreement.

          "Credit Agreement" means the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999, entered into by and among Seller, the financial institutions listed on the signature pages thereof, Purchaser, as administrative agent, National Westminster Bank plc, as syndication agent, and UBS AG, Stamford Branch, as documentation agent.

          "Credit and Collection Policy" means those credit and collection policies and practices of Seller relating to Contracts existing on the Closing Date, all as modified from time to time in compliance with Section
     5.04 of the Receivables Purchase Agreement.

          "Defaulted Receivable" means any Receivable: (i) as to which any payment, or part thereof, remains unpaid for 45 days from the original due date for such payment, or (ii) as to which the Obligor thereof has taken any action, or suffered any event, of the type described in Section 7.01(e) of the Receivables Purchase Agreement or (iii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible.

          "Dilution Shortfall" means, with respect to each Purchased Receivable, an amount equal to the positive difference, if any, of

          (x) the sum of

                  (A) the portion of the Initial Installment of the Purchase Price for such Pool allocable to such Receivable, and

                  (B) the portion of the Discount Fee for such Pool allocable to such Receivable over

          (y) the sum of

                  (A) the amount of any credit, discount, allowance or offset granted by Seller with respect to any Purchased Receivable subsequent to determining the Aggregate Amount of the related Pool and the amount which relates to any merchandise sold to and returned by an Approved Obligor as to any Purchased Receivable included in such Pool (to the extent such Purchased Receivable does not become a Nonperforming Receivable by virtue thereof), both to the extent that such amounts reduce the amount of such Purchased Receivable below the sum of (i) the portion of the Initial Installment of the Purchase Price of such Pool allocable to such Purchased Receivable and (ii) the portion of the Discount Fee of such Pool allocable to such Purchased Receivable, and

                  (B) an amount equal to the Repurchase Amount of such Receivable if such Receivable becomes a Nonperforming Receivable (to the extent such Repurchase Amount has not theretofore been settled pursuant to Section 5.01(i)).

          "Discount Fee" has the meaning assigned to that term in Section 2.01(d) of the Receivables Purchase Agreement.

          "Disputed Receivable" means any Receivable which is subject to (i) any bona fide dispute, claim, offset or defense asserted by the Obligor to payment thereof (other than any protection provided to debtors under the operation of bankruptcy or other insolvency laws), or (ii) any other claim resulting from the sale of merchandise or rendering of services related to such Receivable or the furnishing of or failure to furnish such merchandise or services, but excluding any cash discount, if any, available to the Obligor of a Receivable pursuant to the Credit and Collection Policy.

          "Eligible Receivable" means a Receivable:

               (i)    the Obligor of which is one of Seller's Approved Obligors;

               (ii) which is a Receivable representing the extension of credit by Seller under a Contract in connection with the credit sale by Seller to an Approved Obligor of merchandise or services;

               (iii)  which is not a Defaulted Receivable;

               (iv) which is a Receivable of an Approved Obligor required to be paid in full within 30 days of the original invoice date thereof;

               (v) which is an "account" or a "general intangible" within the meaning of Section 9-106 of the UCC;

               (vi) which is denominated and payable only in United States dollars in the United States;

               (vii) which is not a Disputed Receivable on the applicable Funding Date;

               (viii) which arises under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Approved Obligor of such Receivable enforceable against such Approved Obligor in accordance with its terms;

               (ix) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

               (x) which satisfies substantially all applicable requirements of the Credit and Collection Policy;

               (xi) owned by Seller free and clear of any Adverse Claim, except as created by the Receivables Purchase Agreement;

               (xii) as to which Purchaser has not notified Seller that Purchaser has determined, in accordance with Section 6.02 of the Receivables Purchase Agreement that such Receivable (or class of Receivables) is not acceptable for purchase thereunder;

               (xiii) which is not a Government Receivable or a receivable owed by an Obligor domiciled outside of the United States; and

               (xiv) the goods of which have been shipped or the services related to it shall have been performed.

     "ERISA" means the U.S. Employee Retirement Income Security Act of 1974 and all Regulations relating to it, as amended from time to time.

     "Event of Termination" has the meaning assigned to that term in Section
7.01 of the Receivables Purchase Agreement.

     "Facility Limit" means $60,000,000, as such amount may be reduced from time to time pursuant to Section 10.02 of the Receivable Purchase Agreement.

     "Federal Funds Effective Rate" means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Purchaser from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means the Fee Letter, dated as of April 19, 2000, between Seller, Purchaser and Chase Securities Inc.

     "Fundamental Change" has the meaning assigned to such term in Section 5.04(a) of the Receivables Purchase Agreement.

     "Funding Certificate" has the meaning assigned to such term in Section 3.02(a) of the Receivables Purchase Agreement.

     "Funding Date" shall mean each date on which any Pool is purchased under the Receivables Purchase Agreement.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

     "Government Receivables" means a Receivable evidencing a claim against the United States Government which is subject to the Assignment of Claims Act of 1940, 31 USC Section 3727.

     "Immaterial Subsidiaries" means, with respect to any Person, any Subsidiary or Subsidiaries of such Person the assets of which constitute, individually or in the aggregate, less than 5% of the total assets of such Person and its Subsidiaries.

     "Indebtedness" means, as applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than accounts payable incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

     "Indenture" means each of the (i) Indenture, dated as of February 10, 1997, between Seller and Wilmington Trust Company, as Trustee, (ii) Indenture, dated as of July 1, 1997, between Seller and Wilmington Trust Company, as Trustee, and
(iii) Indenture, dated as of July 1, 1998, between Seller and Wilmington Trust Company, as Trustee.

     "Initial Installment of the Purchase Price" has the meaning assigned to that term in Section 2.01(d) of the Receivables Purchase Agreement.

     "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Lock-Box Agreement" means those agreement(s), in form and substance reasonably acceptable to Purchaser, entered into from time to time among Seller and the Lock-Box Providers providing for the maintenance of lock boxes with the U.S. Post Office.

     "Lock-Box Provider" means any bank or other financial institution satisfactory to the Purchaser with whom Seller enters into a Lock-Box Agreement and a Blocked Account Agreement, in either case, at such time as Seller and such bank have executed both a Lock-Box Agreement and a Blocked Account Agreement.

     "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, material properties, assets or financial condition of Seller and its Subsidiaries taken as a whole or (b) the material impairment of the ability of Seller to perform its obligations under the Receivables Purchase Agreement or (c) the impairment of the ability of Purchaser to enforce the Receivables Purchase Agreement or collect any of the Purchased Receivables.

     "Net Investment" means at any date the sum of the Initial Installments of the Purchase Price less the aggregate amount of Collections actually received by the Purchaser other than Collections allocated by the Purchaser to (i) the Discount Fee and (ii) Balance Payments to the extent paid or payable to Seller.

     "Nonperforming Receivable" means a Purchased Receivable (a) with respect to which there has occurred any breach of Seller's representations and warranties under Section 4.01 of the Receivables Purchase Agreement with respect thereto, or (b) that becomes a Disputed Receivable subsequent to the Funding Date on which it became a Purchased Receivable, or (c) with respect to which Seller has granted after the applicable Funding Date any credit, discount, allowance or offset or that relates to any merchandise sold to and returned by an Approved Obligor if the aggregate amount of all such discounts, allowances and offsets and reductions due to the returns of merchandise with respect to all Purchased Receivables in the same Pool exceeds 15% of the Aggregate Amount of all Purchased Receivables in such Pool, which are not deemed Nonperforming Receivables pursuant to clauses (a) or (b) hereof.

     "Obligor" means a Person obligated to make payments to Seller pursuant to a Contract.

     "Participation Agreement" has the meaning assigned to such term in Section 3.01(t) of the Receivables Purchase Agreement.

     "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

     "Pool" means one or more Eligible Receivables sold on a Funding Date and identified in the same Bill of Sale.

     "Purchase Advance Percentage" of any Pool means 85%; provided, however, that the Purchaser may reduce such percentage in its discretion if, in the Purchaser's judgement, actual dilution experienced in respect of the Purchased Receivables other than on account of credit losses exceeds the amounts assumed by the Purchaser in deriving the original percentage.

     "Purchase Price" means for any Pool of Purchased Receivables, an amount equal to the Initial Installment of the Purchase Price for such Pool plus the Balance Payment, if any, for such Pool.

     "Purchased Receivable" means an Eligible Receivable due from an Approved Obligor and purchased under the Receivables Purchase Agreement.

     "Purchaser" has the meaning assigned to that term in the recitals of the Receivables Purchase Agreement.

     "Receivable" means the indebtedness of any Obligor under a Contract, whether constituting an account or general intangible, arising from a sale of merchandise and/or services by Seller to such Obligor, and includes the right to payment of any interest or finance charges, if any, and other obligations of such Obligor with respect thereto.

     "Receivables Purchase Agreement" means the Receivables Purchase Agreement entered into between Aurora Foods Inc., as Seller, and The Chase Manhattan Bank, as

Purchaser, dated April 19, 2000, as the same may be amended, supplemented or otherwise modified from time to time.

     "Related Security" means with respect to any Receivable:

          (i) all of Seller's interest in the merchandise (including returned merchandise and rights of reclamation and replevin), if any, relating to the sale which gave rise to such Receivable;

          (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

          (iii) the assignment to Purchaser of all UCC financing statements covering any collateral securing payment of such Receivable;

          (iv) all guaranties, insurance proceeds and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

          (v)   all proceeds of the foregoing.

     "Repurchase Amount" has the meaning assigned to such term in Section 5.01(i) of the Receivables Purchase Agreement.

     "Repurchase Date" has the meaning assigned to such term in Section 5.01(i) of the Receivables Purchase Agreement.

     "Reserve Adjusted Amount" has the meaning assigned to such term in Section 2.01(d) of the Receivables Purchase Agreement.

     "Scheduled Receivable" means any Eligible Receivable listed in a Funding Certificate.

     "Schedule of Eligible Receivables" means a document substantially in the form of Exhibit C attached to the Receivables Purchase Agreement listing the Eligible Receivables, the respective Approved Obligors, the Related Security, if any, and the Aggregate Amount of each Eligible Receivable to be sold on any given Funding Date.

     "Seller" has the meaning assigned to that term in the recitals of the Receivables Purchase Agreement.

     "Sponsor" means any of Fenway Partners, Inc., McCown DeLeeuw & Co., UBS Capital, LLC and Tiger Oats, Ltd. and any Affiliates thereof.

     "Subordinated Participants" means each of the signatories listed on the signature pages of the Participation Agreement as a subordinated participant.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, or other entity the outstanding securities or interests of which having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation, partnership or other entity (whether or not any other class of securities has or might have voting power by reason of the happening of a contingency) are at the time owned or controlled directly or indirectly by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries together.

     "Target Yield" has the meaning assigned to such term in Section 2.01(d) of the Receivables Purchase Agreement.

     "Target Yield Percentage" has the meaning assigned to such term in Section 2.01(d) of the Receivables Purchase Agreement.

     "Termination Date" means the earlier to occur of (i) the date of termination of the Receivables Purchase Agreement pursuant to its Section 7.01, or (ii) the date of termination of the Receivables Purchase Agreement pursuant to its Section 10.01.

     "Transaction Documents" means the Receivables Purchase Agreement, the Participation Agreement and the Administration Agreement.

     "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provision hereof relating to such perfection or effect of perfection or non-perfection.

     "Weekly Reporting Period" means a seven-day period commencing on Saturday and ending on Friday of the following week.

     "Weekly Settlement Report" means a report to be delivered by Purchaser or by Administrator on behalf of Purchaser to Seller each Wednesday, or in case such day is not a Business Day then the next succeeding Business Day, for the most recently ended Weekly Reporting Period showing, as to all Purchased Receivables, all amounts collected and deposited with the Lock-Box Provider(s) during such Weekly Reporting Period, all amounts transferred from the Lock-Box Provider(s) to Seller, all amounts remitted by Seller to Purchaser and the amount of any checks that are returned or otherwise dishonored and as to which the Lock-Box Provider(s) had previously made funds available.

                                                                       Exhibit B

                                 BILL OF SALE

     The undersigned hereby sells, transfers, assigns and conveys on the date hereof all its right, title and interest in and to the Eligible Receivables identified in the attached Schedule of Eligible Receivables, including all Related Security, if any, in existence as of the date hereof and as described in the attached Schedule of Eligible Receivables and all moneys due or to become due with respect thereto, to The Chase Manhattan Bank, ("Purchaser") pursuant to the Receivables Purchase Agreement between Aurora Foods Inc. ("Seller") and Purchaser, dated as of April 19, 2000 (the "Receivables Purchase Agreement").

     This Bill of Sale is made in consideration of the payment of $______.

     This sale is made without recourse except with regard to Nonperforming Receivables and except that the undersigned hereby represents and warrants that it is the owner of the Eligible Receivables and the Related Security referred to above and that there exists no Adverse Claim upon or with respect to such Eligible Receivables and Related Security.

     All the capitalized terms used and not otherwise defined herein have the same meaning as they have in Exhibit A to the Receivables Purchase Agreement.

     This Bill of Sale shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be duly executed and delivered by its duly authorized officer on the date specified below.


                                   AURORA FOODS INC.



                                   By:________________________________
                                      Name:
                                      Title:

[Date]

                                                                       Exhibit C



SCHEDULE OF ELIGIBLE RECEIVABLES SOLD AND PURCHASED AS OF _________

Capitalized terms used herein without definition have the meanings ascribed thereto in Exhibit A of the Receivables Purchase Agreement between Aurora Foods Inc. and The Chase Manhattan Bank dated as of April 19, 2000.

*Aggregate Amount Only

The information required on this form may be computer generated.

                                                                       EXHIBIT D

                              FUNDING CERTIFICATE

     Notice is hereby given pursuant to Section 3.02(a) of the Receivables Purchase Agreement dated as of April 19, 2000 between Aurora Foods Inc. ("Seller") and The Chase Manhattan Bank ("Purchaser") that on _________________, 200_, Seller will sell to Purchaser the Pool of Eligible Receivables identified on Schedule I* attached hereto.

Dated:


                                   Very truly yours,

                                   AURORA FOODS INC.



                                   By:_______________________________
                                      Name:
                                      Title:









_______________________________
* Schedule I shall be in the form of Exhibit C to the Receivable Purchase Agreement.

                                                                       Exhibit E

                                 ADDRESS LIST


Chief Executive Office:        Aurora Foods Inc.
                               1000 St. Louis Union Station, Suite 300
                               St. Louis, MO  63103
                               ATTN:  Christopher T. Sortwell, Chief Financial
                                      Officer
                               Telecopy:  (314) 632-5633


Principal Place of Business:   Aurora Foods Inc.
                               1000 St. Louis Union Station, Suite 300
                               St. Louis, MO  63103
                               ATTN:  Christopher T. Sortwell,  Chief Financial
                                      Officer
                               Telecopy:  (314) 632-5633

                                                                       Exhibit F

                              NOTIFICATION LETTER

                Re: Notice of Purchase and Sale of Receivables

Dear Customer:

     We have sold, transferred, assigned and conveyed to The Chase Manhattan Bank, 270 Park Avenue, New York, N.Y. 10017 all of our right to receive payments from you for the invoices listed on Exhibit A hereto. Please be further advised that we have sold, transferred, assigned and conveyed all of our security interests securing the aforementioned payment.

     On behalf of The Chase Manhattan Bank we request you to send, from the date hereof, all payments due based on the aforementioned invoices listed on Exhibit A and only those invoices so listed and all proceeds of the related security to [NAME AND ADDRESS OF LOCK-BOX PROVIDER] for the credit and advice of The Chase Manhattan Bank [INSERT WIRE INSTRUCTIONS] for the benefit of Aurora Foods Inc. Any other correspondence regarding such payment should be forwarded to The Chase Manhattan Bank at the aforementioned address. You are authorized to rely on a photocopy of this letter.

                                        Very truly yours,


                                        Title: